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EXHIBIT 16.1 TO FORM 8-K





July 9, 2004





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

We have read Item 4 of Form 8-K dated July 9, 2004, of Fred's, Inc. and are in agreement with the statements contained in paragraph one, sentences one and five; paragraphs two and three; paragraph four, sentences one and two; and paragraph five on pages one and two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning weaknesses in internal control to prepare financial statements, included in the fourth paragraph, sentences one and two, on pages one and two therein, we had considered such matter in determining the nature, timing, and extent of procedures performed in our audit of the registrant's 2003 financial statements.




                                           /s/ Ernst & Young LLP